FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES APPOINTMENT OF NANCY M. TAYLOR TO BOARD OF DIRECTORS

~ Company Expands Board to Nine Members ~

TOANO, VA, March 31, 2014 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced the expansion of its Board of Directors from eight to nine members and the appointment of Nancy M. Taylor as a Class III director effective April 1, 2014.

Ms. Taylor currently serves as the President and Chief Executive Officer of Tredegar Corporation, serving in such roles since January 2010, and is a member of Tredegar’s Board of Directors. Prior to assuming her current positions, she was Executive Vice President of Tredegar responsible for corporate business development in addition to her role as President of Tredegar Film Products. Previously, she served in roles of increasing responsibility at Tredegar since she joined the company in 1991. Before joining Tredegar, she was an associate at the law firm of Hunton & Williams. Ms. Taylor received a B.A. degree at College of the Holy Cross and a law degree from Catholic University of America.

Robert M. Lynch, President and Chief Executive Officer, commented, “We are excited and pleased to welcome Nancy to our Board of Directors. Nancy is a respected executive with a wealth of business and leadership experience. We look forward to benefiting from the knowledge and insight she will bring to Lumber Liquidators’ board as we continue to grow our business.”

About Lumber Liquidators

In its 20th year and with more than 330 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With premier brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home and This Old House.

For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.  You can also follow the company on Facebook and Twitter, and learn more about its corporate giving program at LayItForward.LumberLiquidators.com.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512